Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

 We consent to the incorporation by reference in this Registration Statement of First Merchants Corporation on Form S-4 of our report dated March 9, 2018, relating to the consolidated financial statements of MBT Financial Corp. and the effectiveness of internal control over financial reporting as of December 31, 2017, which appears in the Annual Report on Form 10-K of MBT Financial Corp. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement and prospectus, which is part of such Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
December 3, 2018